Final Term Sheet

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-161521

XCEL ENERGY INC.

4.70% SENIOR NOTES, SERIES DUE MAY 15, 2020

Issuer:	Xcel Energy Inc.

Ratings:	Baa1 / BBB / BBB+ (Stable / Positive / Stable)

Total Principal Amount:	$550,000,000

Pricing Date:	May 10, 2010

Settlement Date:	May 13, 2010 (T + 3)

Maturity Date:	May 15, 2020

Interest Payment Dates:	May 15 and November 15 of each year, beginning on November 15, 2010

Reference Benchmark Treasury:	3.625% due February 15, 2020

Benchmark Treasury Price:	100-22

Benchmark Treasury Yield:	3.541%

Re-offer Spread:	+120 bps

Re-offer Yield:	4.741%

Coupon:	4.70%

Price to Public:	99.676%

Make-Whole Call:	Prior to November 15, 2019, T+ 20 bps

Par Call:	On or after November 15, 2019

CUSIP:	CUSIP NUMBER: 98389B AM2 ISIN NUMBER: US98389BAM28

Joint Bookrunners:	Barclays Capital Inc. Morgan Stanley & Co. Incorporated

UBS Securities LLC

Co-Managers:	Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., toll free at 1-888-603-5847, Morgan Stanley & Co. Incorporated, toll free at 1-866-718-1649 or UBS Securities LLC, toll-free at 1-877-827-6444 (ext. 561-3884).